Exhibit 99.1

CONTACT:
Michael R. Moore
Executive Vice President and Chief Financial Officer
Phone: (919) 645-6372
Email: mmoore@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Corporation Has No Investments in Fannie Mae or Freddie Mac Stock

RALEIGH, N.C. – September 15, 2008 – Recently, the United States Department of Treasury and the Federal Housing Finance Agency announced that Freddie Mac and Fannie Mae were being placed under conservatorship, with control of their management being given to the Federal Housing Finance Agency. In connection with this action, each of Fannie Mae and Freddie Mac have been prohibited from paying dividends on their equity securities, which has caused a severe diminution in the value of such equity securities. This diminution in value may result in “other-than-temporary impairment” write-downs during the third quarter for those financial institutions that held these shares in their investment portfolios. Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, does not hold any equity shares of either Freddie Mac or Fannie Mae in its securities portfolio, and therefore is not exposed to any potential charge to third quarter earnings.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.6 billion in total assets, offers a broad range of financial services. Capital Bank operates 27 banking offices in Asheville (4), Burlington (4), Cary, Graham (2), Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The company’s website is www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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